Contact:          Dennis Lakomy                         Release Date: Immediate
                  Chief Financial Officer
                  (708) 757-2803


           CFC INTERNATIONAL, INC. REPORTS 2003 THIRD QUARTER RESULTS
           ----------------------------------------------------------

     Chicago Heights, Illinois, October 30, 2003 - Worldwide holographic and specialty coated film manufacturer, CFC International, Inc. (Nasdaq: CFCI) today reported results for the third quarter of 2003. Sales in the third quarter of 2003 decreased 9.5 percent to $15.1 million compared to $16.6 million in the third quarter of 2002. This decrease in sales was primarily due to lower volumes of gift card orders (which the company prints, encodes, audits and distributes) and continued softness in the market for the company's domestic printed products. This was offset in part by an increase in holographic security and authentication sales and an increase in the strength of the Euro compared to the U.S. dollar.

     The Company reported a net loss for the third quarter of 2003 of ($316,000) or ($0.07) cents per share on a fully diluted basis, compared to a net income of $675,000, or $0.15 cents per share, in the third quarter of 2002. This decline in net income was primarily due to lower sales volume in the current quarter and changes in product mix, offset in part by approximately $71,000 of income attributable to an interest swap agreement. Also, in the third quarter of 2002, net income was favorably affected by the receipt of business interruption insurance proceeds in Germany of $787,000.

     "CFC's third quarter results were mired by continued market softness which resulted in lower sales," said Roger Hruby, CFC's Chairman and CEO. "We continue to operate in a challenging economic environment, and although sales for the third quarter 2003 were down, we have recently seen some encouraging developments in our business that are accelerating our volume of orders in the fourth quarter, particularly in printed products."

     Mr. Hruby, further stated, "We have continued to make long-term investments throughout 2003, especially in our sales and marketing personnel, both domestically and internationally, that will allow us to increase sales, grow our business and achieve our goals. This includes the addition of two product managers that oversee business lines on a global basis, a holographic packaging specialist, two additional sales representatives in Europe, and a gift card specialist in the U.S. We are confident that as the economy begins to rebound and consumer confidence rises, we are globally positioned to deliver growth in our product lines in the markets that we serve."



                                   -- more --

     Operating income before depreciation and amortization of intangibles was $0.9 million in the third quarter of 2003, a decrease of 62.8 percent compared with $2.4 million in the third quarter of 2002. This decrease was primarily due to soft sales volumes in the third quarter of 2003.

     Sales for the first nine months of 2003 totaled $47.5 million, an increase of 3.4 percent from $45.9 million for the same period last year. Sales for the first nine months of 2003 reflected higher sales volume in holographics, in packaging, security and authenticity, and a strong Euro which positively affected sales by $2.9 million for the first nine months of 2003, but were partially offset by a soft printed products market and lower volume of gift card sales. Net income for the first nine months of 2003, decreased by 96.6 percent to $40,000 or $0.01 per share on a fully diluted basis, from $1,191,000 or $0.27 cents per share on a fully diluted basis for the same period last year. Net income for the first nine months of 2003 was adversely affected by a $107,000 negative value attributable to an interest swap agreement and changes in product mix. On a comparable basis, net income in 2002 was favorably affected by a number of non-recurring events, including $300,000 of income as a result of a sales tax settlement with the State of Illinois, approximately $1.9 million in business interruption insurance proceeds, and the profit on the sale of an older manufacturing facility in Germany of $191,000. Operating income before depreciation and amortization of intangibles for the first nine months of 2003 decreased 21.6 percent to $4.2 million from $5.4 million in the first nine months of 2002 for the reasons described above.

     "As we move into the fourth quarter, we are encouraged by a number of opportunities that we have in front of us," said Mr. Hruby. "We are experiencing a growing demand for our printed products and holographic packaging, security and authenticity products. We are poised to take on this additional market share and expect that this, along with other positive momentums that are emerging, will allow us to be able to accelerate our sales growth in the future. We remain focused on producing solid earnings growth and further strengthening our balance sheet."

     Based upon the company's results and current economic outlook, the company has reduced its previously stated net income of .45 cents to .50 cents per diluted share for the full year of 2003 to .12 cents to .15 cents per diluted share for the full year of 2003.

Recent Developments
-------------------

     In what the company deems to be a major positive development in printed products, a leading competitor has reportedly notified its customers that it will discontinue its printed products business in early 2004. The company is already experiencing a higher than expected increase in demand for its printed products, and believes that if this competitor's business closes, there should be a meaningful increase in CFC's printed products market share going forward.



                                   -- more --

     The company announced on October 27, 2003 that it had retained the services of Streetsmart Strategies, Inc. to assist in the development of a comprehensive investor relations program.

     The company announced on October 24, 2003 the addition of Mr. Mark Mitravich as Vice President of Sales. Mitravich has more than 20 years of management, sales and marketing experience. He will oversee the company's domestic sales force and customer service department. Mitravich will be responsible for growing CFC's business in North America, focusing on the key market segments in which the company competes.

     The company will be exhibiting at the upcoming Holo-Pack/Holo-Print 2003 show in Vancouver, Canada, November 18-20, 2003 where it will feature its holographic solutions for packaging, security and authentication.

     Headquartered in Chicago Heights, Illinois, CFC International is a market leader in the design, manufacture and marketing of holographics and specialty functional coatings that add value to a wide variety of industrial and consumer products. The Company operates facilities in Chicago Heights and Countryside, Illinois; London, England; and Goppingen, Germany.

     A condensed consolidated balance sheet and statement of operations is attached.

                                      # # #

     Statements made in this press release, including those relating to expectations of future sales, net income and operating costs reductions, estimations of the market size for certain of the company's products or the company's share of those markets and expectations of increased sales attributable to various product lines, are forward looking and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, continued unfavorable economic conditions may impact market growth trends or otherwise impact the demand for the company's products and services; competition from existing and new competitors and producers of alternative products will impact the company's ability to penetrate or expand its presence in new or growing markets; uncertainties relating to the company's ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact the company's ability to exploit new or growing markets; the company's ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political or monetary instability, may impact the level and profitability of the company's foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological and other factors identified in the company's filings with the Securities and Exchange Commission, could affect the forward looking statements contained in this press release. We have no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.

     You may access additional information, including our filings with the Securities and Exchange Commission and previous press releases by visiting CFC International's Internet homepage at www.cfcintl.com.

CFC INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Earnings         Three Months Ended     Nine Months Ended
Per Share and Operating Income             September 30,         September 30,
Percentage)                            -------------------   ------------------

                                            2003      2002      2003      2002
                                            ----      ----      ----      ----

Net Sales .............................. $ 15,074  $ 16,649  $ 47,473  $ 45,922
                                         --------  --------  --------  --------
Cost of Goods
  (Excluding Depreciation and
  Amortization Shown Below) ............   10,467    10,272    31,614    29,065
Operating Expenses .....................    3,731     4,023    11,636    11,469
Depreciation and Amortization ..........    1,094     1,042     3,256     2,905
                                         --------  --------  --------  --------
Operating (Loss) Income ................     (218)    1,312       967     2,483
  Operating (Loss) Income % ............    (1.4%)     7.9%      2.0%      5.4%
Interest Expense .......................      314       330       823       987
Interest (Income) ......................       --        --        --       (15)
Interest Rate Swap
  Valuation Provision (Benefit) ........      (71)       --       107        --
Other (Income) .........................       (5)      (11)      (20)     (219)
                                         --------  --------  --------  --------
Income (Loss) Before Income Taxes ......     (455)      993        58     1,730

Provision (Benefit) for Income Taxes ...     (139)      318        18       539
                                         --------  --------  --------  --------
Net Income (Loss) (Note 1) .............  ($  316)  $   675  $     40  $  1,191
                                          ========  =======  ========  ========
Diluted Weighted Average Number
  of Shares Outstanding ................    4,486     4,518     4,491     4,551
Diluted Earnings (Loss)
  Per Share (Note 1) ................... ($  0.07)  $  0.15  $   0.01  $   0.27

Earnings Before Interest, Taxes,
  Depreciation and Amortization (Note 2)  $   882   $ 2,365  $  4,244  $  5,607

SUMMARY OF INTERNATIONAL SALES
------------------------------

(In Thousands, Except International      Three Months Ended   Nine Months Ended
Sales Percentage)                           September 30,       September 30,
                                         ------------------   -----------------
                                            2003      2002      2003      2002
                                            ----      ----      ----      ----
International Sales ($)                   $ 7,796   $ 6,645  $ 25,499  $ 19,718

International Sales (%)                     51.7%     39.9%     53.7%     42.9%

NOTE 1: The following is a reconciliation of net income and diluted earnings per share as reported to adjusted amounts which give affect to the elimination of the changes in the value of the interest swap arrangement:

                                       Three Months Ended    Nine Months Ended
                                       September 30, 2003    September 30, 2003
                                       -------------------   ------------------
                                                  Diluted
                                                  Earnings             Diluted
                                         Net      (Loss)               Earnings
                                       Income     Per          Net     Per
                                       (Loss)     Share       Income   Share

Amounts as reported under GAAP         ($316)     ($0.07)     $  40     $0.01
Elimination of interest rate swap
  provision (benefit), on an after
  tax basis                              (50)      (0.01)        74      0.02
                                        -----     -------     -----     -----
Amounts as adjusted                    ($366)     ($0.08)      $114     $0.03
                                       ======     =======     =====     =====

NOTE 2: The company believes earnings before interest, taxes, depreciation and amortization (EBIDTA) is an appropriate measurement for its business because its enterprise value is more closely aligned with this measurement and because of the continual investment the company makes in long-lived assets. EBITDA should not necessarily be considered as an alternative to net income or cash flows from operating activities which are determined in accordance with Generally Accepted Accounting Principles as an indicator of operating performance or as a measure of liquidity. The table that follows reconciles net income to EBIDTA as defined:

                                       Three Months Ended    Nine Months Ended
                                       September 30, 2003    September 30, 2003
                                       -------------------   ------------------
(In Thousands)                          2003         2002     2003        2002
                                        ----         ----     ----        ----
Net Income (Loss)                      ($316)        $675      $40      $1,191

Add Back (Subtract):
Income Taxes                            (139)         318       18         539
Interest Expense                         314          330      823         987
Interest Rate Swap Valuation Provision   (71)           -      107           -
Interest Income                            -            -        -          (15)
Depreciation and Amortization          1,094        1,042    3,256        2,905
                                       ------      ------   ------       -------
                                        $882       $2,365   $4,244       $5,607
                                       ======      ======   ======       =======

                             CFC INTERNATIONAL, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS AT
                    SEPTEMBER 30, 2003 AND DECEMBER 31, 2002

                                              September 30,   December 31,
                                                  2003           2002
                                                  ----           ----
ASSETS
Cash and cash equivalents ..................   $ 5,334,628   $ 5,990,077
Accounts receivable,
  less allowance for doubtful accounts .....    10,494,037     8,996,995
Inventories, net ...........................    11,278,191    10,812,601
Other current assets .......................     1,623,295     1,313,571
                                               -----------   -----------
  Total current assets .....................    28,730,151    27,113,244
                                               -----------   -----------
Property, plant and equipment, net .........    25,936,628    25,214,867
Deferred income taxes ......................     2,241,515     2,143,584
Intangible assets, net .....................     3,765,482     3,980,000
Other assets ...............................       112,520       154,861
                                               -----------   -----------
Total assets ...............................   $60,786,296   $58,606,556
                                               ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt ..........   $ 7,897,460   $ 6,388,157
Accounts payable and accrued expenses ......     8,880,852     8,546,551
                                               -----------   -----------
  Total current liabilities ................    16,778,312    14,934,708
                                               -----------   -----------
Deferred income taxes ......................     2,204,321     2,204,321
Fair value of interest rate swap ...........       106,810          --
Long-term debt .............................    14,277,773    15,097,682
                                                -----------  -----------
  Total liabilities ........................    33,367,216    32,236,711
                                               -----------   -----------
Stockholders' equity .......................    27,419,080    26,369,845
                                               -----------   -----------
  Total liabilities and stockholders' equity   $60,786,296   $58,606,556
                                               ===========   ===========